Exhibit 8.3
FANGDA PARTNERS Shanghai Beijing Shenzhen http://www.fangdalaw.com E-mail: email@fangdalaw.com Tel.:86-21-2208-1017 200040 Fax:86-21-5298-5577 Ref.: 10CF151 20/F, Kerry Center 1515 Nanjing West Road Shanghai 200040, PRC
To: Focus Media Holding Limited
September 7, 2010
Re: Legal Opinion on PRC Taxation
Dear Sirs,
We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on PRC Laws (as defined below).
We are acting as the PRC counsel to Focus Media Holding Limited (the “Company”) solely in connection with (A) the Company’s Registration Statement, to be filed on the date hereof (the “Registration Statement”), relating to the proposed sale from time to time by the Company or any selling shareholder of American Depositary Shares of the Company (“ADSs”), each representing five ordinary shares of par value US$0.00005 per share of the Company, and (B) sales from time to time of such ADSs.
As used herein, “PRC Laws” means all laws, statutes, regulations, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof.
The statements made in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation,” to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material aspects and such statements constitute our opinion.

This opinion relates only to the PRC Laws and we express no opinion as to any laws other than the PRC Laws.
PRC Laws as used in this opinion refers to PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.
This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.
For the purpose of the Transaction, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our name under the headings “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus included in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder. This opinion is delivered solely to you and solely for the purpose of and in connection with the Registration Statement publicly submitted to the Securities and Exchange Commission on the date of this opinion.
Yours sincerely,
/s/ Fangda Partners
Fangda Partners

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